Exhibit 15.2


                         Consent of Independent Auditors


We consent to the incorporation by reference in the registration statement (Form S-8 No. 333-31130) pertaining to the Fundtech Ltd. 1996 Employee Stock Option Plan for the Employees of Fundtech Ltd., the Fundtech Ltd., the Fundtech Ltd 1999 Employee Stock Option Plan, the Fundtech Ltd. 1997 Stock Option Plan for Fundtech Corporation, the 1997 Israeli Share Option Plan and the Fundtech Ltd. Directors Option Plan, of our report, dated February 11, 2002, with respect to the consolidated financial statements of Fundtech Ltd. Included in its Annual Report (Form 20-F) for the year ended December 31, 2003.


KOST, FORER & GABBAY
Certified Public Accountants
A member of Ernst & Young Global


Tel Aviv, Israel
June 28, 2004